Exhibit 4.15

                     SECOND SUPPLEMENTAL PURCHASE AGREEMENT

This supplemental agreement (the "AGREEMENT") is entered into on this 27th day of April 2007

BETWEEN:

1. SEALIFT LTD. ("SEALIFT");

2. SOUTHWEST TANKERS INC. ("SOUTHWEST");

3. FRONT TARGET INC. ("FRONT TARGET");

4. FRONT TRAVELLER INC. ("FRONT TRAVELLER");

5. WEST TANKERS INC. ("WEST");

6. GRANITE SHIPPING COMPANY LTD. ("GRANITE");

7    QUADRANT MARINE INC. ("QUADRANT")

(Southwest, Front Target, Front Traveller, West, Granite and Quadrant hereinafter collectively referred to as the "OWNERS" and, individually, as an "OWNER")

8. FRONTLINE LTD. ("FRONTLINE")

(Sealift and the Owners on the one hand and Frontline on the other hand are hereinafter collectively referred to as the "PARTIES" and, individually, as a "PARTY").

WHEREAS:

(A) On 30 January, 2007, Frontline and Sealift entered into a purchase agreement setting forth the terms and conditions upon and subject to which Sealift acquired, INTER ALIA, all of the shares in the Owners from Frontline (the "ORIGINAL PURCHASE AGREEMENT");

     On 15 March 2007 the Parties entered into a supplemental agreement supplementing certain terms of the Original Purchase Agreement (the "SUPPLEMENTAL AGREEMENT") (together with the Original Purchase Agreement, referred to as the "PURCHASE AGREEMENT"); and

     The Parties wish to supplement the terms of the Purchase Agreement in respect of a number of issues.

NOW THEREFORE, it is hereby, agreed as follows:

1. Terms defined in the Purchase Agreement shall, when used herein in capitalised form, have the same meaning as attributed to them in the Purchase Agreement.

2. Clause 8.1.6 of the Original Purchase Agreement shall be supplemented for the avoidance of doubt so that:

     (i) notwithstanding any of the terms in said Clause 8.1.6 or elsewhere in the Purchase Agreement, Frontline shall indemnify each Owner against all costs incurred by such Owner as a result of Frontline not paying any claim which such Owner is obliged to pay under the terms of the relevant Conversion Contract or any repair contract entered into by such Owner with Cosco;

     (ii) Frontline shall be responsible for the repair costs of each Conversion Vessel and in Clause 8.1.6 all references to "conversion costs" shall be construed so that this term includes such costs incurred as a result of a repair contract being entered into by Frontline (on behalf of the relevant Owner) with the relevant Yard pursuant to Clause 10.8 of such Conversion Contract.

3. Clause 8.1.5 of the Original Purchase Agreement shall be amended so that the final sentence is deleted and the clause is supplemented by the following:

     (i) Sealift shall have the right to assign two representatives to the supervision team for Front Sunda, Front Target, Front Traveller and Front Comor, one of which shall have engine room expertise and the other deck expertise;

     (ii) the Sealift representatives shall have full access to information and documentation provided by Cosco to the supervision teams, as well as all documentation related to the Conversion Vessels as is being prepared by the supervision teams or circulated among its members;

     (iii) the Sealift representatives shall have the right to attend all inspections, testing of equipment, sea trials and review of sea trial documentation;

     (iv) the Sealift representatives shall work with the other members of the supervision team with the objective of resolving all technical issues in the best interests of the Owners and in the case of disagreement between the Sealift representatives and the other members of the supervision team, the views of the Sealift representatives shall be given in writing to the leader of the supervision team; and

     Frontline shall procure that the Seatrials include operational (including ballasting and de-ballasting trials) in the presence of the Sealift representatives.

4. Clause 8.1.9 of the Original Purchase Agreement and Clause 2 of the Supplemental Agreement shall be amended so that the agreed redelivery dates are as follows:

     Front Sunda:       30 April 2007
     Front Target:      30 September 2007
     Front Traveller:   31 January 2008
     Front Comor:       31 May 2008

5.   This Agreement shall become effective immediately upon Merger Completion.

6. This Agreement shall be considered null and void if Merger Completion has not occurred prior to 12 May 2007.

7. The Parties agree that the provisions of Clauses 14 and 17 of the Original Purchase Agreement shall apply to this Agreement as well.

     For and on behalf of                  For and on behalf of
     SEALIFT LTD.                          SOUTHWEST TANKERS INC.


     /s/ Illegible                         /s/ Illegible
     -----------------------------------   -------------------------------------


     For and on behalf of                  For and on behalf of
     FRONT TARGET INC.                     FRONT TRAVELLER INC.


     /s/ Illegible                         /s/ Illegible
     -----------------------------------   -------------------------------------

     For and on behalf of                  For and on behalf of
     WEST TANKER INC.                      GRANITE SHIPPING COMPANY LTD.


     /s/ Illegible                         /s/ Illegible
     -----------------------------------   -------------------------------------


     For and on behalf of                  For and on behalf of
     QUADRANT MARINE INC.                  FRONTLINE LTD.


     /s/ Illegible                         /s/ Illegible
     -----------------------------------   -------------------------------------